SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STAR GAS PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	06-1437793
(State of incorporation or organization)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED
Rights To Purchase Common Units	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

ITEM. 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED.

On April 17, 2001, Star Gas Partners, L.P., a Delaware limited partnership (which we refer to as “we”, “us” or the “Partnership” in this registration statement), adopted a unit purchase rights agreement between us and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”). Under the Rights Agreement, we declared a distribution of one right to purchase one Class A common unit for each outstanding common unit, senior subordinated unit, junior subordinated unit and general partner unit of the partnership.

On July 20, 2006, we entered into an Amended and Restated Unit Purchase Rights Agreement (the “Amended Rights Agreement”) in order to reflect the change of our general partner to Kestrel Heat, LLC, the conversion of our subordinated units into Common Units and related changes to our capital structure that were effected in connection with the recapitalization of the Partnership that was completed as of April 28, 2006.

On June 7, 2007, we entered into a First Amendment to the Amended Rights Agreement (the “First Amendment”), which had the effect of amending the definition of “Acquiring Person” to reduce the acquisition threshold to 5% of the outstanding Common Units from 15%.

On May 21, 2009, we entered into a Second Amendment to the Amended Rights Agreement (the “Second Amendment”), which has the effect of amending the definition of “Acquiring Person” to restore the acquisition threshold to 15% of the outstanding Common Units from 5%.

In general, under the amended Rights Agreement, as in effect prior to the First Amendment and following the Second Amendment, rights will separate from the Units and become exercisable on the tenth day (or such later date as may be determined by the General Partner) after a Person or group (a) acquires beneficial ownership of 15% or more of the Common Units or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a Person or group of 15% or more of the Common Units. If a Person or group other than an Exempt Person obtains 15% or more of the Common Units (other than pursuant to a tender offer deemed adequate and in the best interests of the Partnership and its Unitholders by the General Partner (a “Permitted Offer”)), then each right (other than rights owned by an Acquiring Person or its Affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of Common Units having a then current market value of twice the exercise price.

ITEM. 2.	EXHIBITS.

Exhibit 4.1	Unit Purchase Rights Agreement, dated April 17, 2001, by and between, Star Gas Partners, L.P. and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively. (Previously filed.)

Exhibit 4.2	First Amendment to Unit Purchase Rights Agreement, dated as of December 2, 2005. (Previously filed)
Exhibit 4.3	Amended and Restated Unit Purchase Rights Agreement, dated July 20, 2006.
Exhibit 4.4	First Amendment to Amended and Restated Unit Purchase Rights Agreement dated as of June 7, 2007.
Exhibit 4.5	Second Amendment to Amended and Restated Unit Purchase Rights Agreement dated as of May 21, 2009.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

STAR GAS PARTNERS, L.P.
	By:	Kestrel Heat LLC, as general partner
Date: May 21, 2009

	By:	/s/ Richard F. Ambury
	Name:	Richard F. Ambury
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.5	Second Amendment to Amended and Restated Unit Purchase Rights Agreement, dated May 21, 2009.